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                                                                    EHIBIT 10.12



                                    FINOVA

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December 29, 1999

Design  Automation System,Inc
3200 Wilcrest Dr. Ste 370
Houston, Tx. 77042

ATTN: Mr.Charles Leaver, President

Dear Chuck:

FINOVA Capital Corporation("FINOVA") is pleased to propose a Term Loan totaling One Million Dollars ($ 1,000,000) to Design Automation Systems, Inc. ("Borrower"), as a sub-line of the existing FINOVA Credit Facility closed and documented on August 10, 1999.



                                     TERMS


PURPOSE: To repay a portion of existing debt, and to provide ongoing working capital.

REPAYMENT:                      Eleven (11) monthly principal installments of
                                $ 25,000 to begin on January 15, 2000, and a final principal payment of $775,000 due on December 15, 2000.

SECURITY:                       An amendment to the existing Credit Facility
                                Loan and Security Agreement shall provide for the Term Loan to be secured as a component of the existing Loan and Security Agreement.

MATURITY:                       Unless extended or renewed by FINOVA prior to
                                the maturity date, the entire amount owing on the Term Loan component of the Credit Facility will be due and payable no later than December
                                15, 2000.
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Design Automation Systems, Inc.
December 15, 1999


EARLY
TERMINATION:                   No penalty shall apply for any prepayment on the
                               Term Loan. ( The early termination fee regarding the existing Credit Facility will remain in affect.)

INTEREST:                      Interest will accrue at the Prime Rate plus 2.5%
                               on the average daily balance outstanding.
                               Interest will be billed monthly on the existing
                               Credit Facility statement.

FACILITY FEE:                  One percent (1%) of the total amount of the Term
                               Loan, which shall be due on the closing date.

SUCCESS FEE:                   Upon closing, FINOVA will receive separate and
                               detachable warrants to purchase 25,000 shares of Design Automation Systems, Inc. common stock at a per share price equal to 90% of the stock's closing price on the day of closing this Term
                               Loan. These warrants shall be exercisable (30) days from date of issue without restriction, and will expire March 31,2005.

                               The warrants will include standard covenants such as antidilution provisions for stock splits and distributions, and piggy-back registration rights on a firm commitment underwriting of Design Automation Systems, Inc.'s securities. The warrants will otherwise be in form and substance attached hereto as Exhibit"A".

CONDITIONS:                 1. Documentation satisfactory to FINOVA and its
                               counsel. This Term Loan and the repayment of, shall adhere to all the documentation, provisions, and requirements set forth in the existing Credit Facility closed, documented and established on August 10, 1999.


                            2. FINOVA will be absorb its legal costs and
                               expenses in connection with this transaction using FINOVA's standard loan documents. In the event that changes are requested to the

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Design Automation Systems, Inc.
December 15, 1999

                                       standard loan documents, Borrower will
                                       reimburse FINOVA at closing for its legal costs and expenses shall be reimbursed whether or not the proposed financing arrangements are consummated.


it should be understood that this is not a commitment on the part of FINOVA,but merely a proposal. While the details of this proposal have been reviewed by management, it is subject to the completion of a field examination, asset appraisals (if applicable), due diligence, analysis, approval of the Executive Credit Committee of FINOVA, and legal documentation fully acceptable to FINOVA.

If the terms and conditions of this proposal are acceptable to you, please return and executed copy of this letter. Upon receipt, FINOVA will commence its due diligence.

If you have any questions regarding this proposal, please do not hesitate to contact me.

We appreciate this opportunity to structure a Term Loan for Design Automation Systems, Inc. and hope that we can work with you to fulfill your financing needs.

Sincerely,

FINOVA Capital Corporation                      Acknowledged and Agreed to
                                                this 29 day of Dec, 1999

S.Scott Simmons                                 Design Automation Systems, INc.
Vice President

                                                By:/s/ [Signature Appears Here]
                                                Title: President

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                               SECURED TERM NOTE


$1,000,000.000                                               December29,1999

FOR VALUE RECEIVED, the undersigned Design Automation Systems, Inc. (the "Borrower"), a Texas corporation with its principal place of business at 3200 Wilcrest Drive, Suite 370 Houston, Texas 77042 hereby promises to pay to FINOVA Capital Corporation ("FINOVA"), or order at 1060 First Avenue, Suite 100, King of Prussia, PA 19406, or at such other address as the holder may specify in writing, the principal sum of One Million Dollars ($1,000,000.00) plus interest in the manner and upon the terms and conditions set forth below. This Secured Term Note ("Note") is made pursuant to that certain Loan and Security Agreement of even date between the undersigned and FINOVA (the"Agreement"), the provisions of which are incorporated herein by this reference. Capitalized terms herein, unless otherwise noted, shall have the meaning set forth in the Agreement.

1.0 Rate And Payment of Interest. The principal balance of this Note shall bear interest at a per annum rate of two and one half percentage points (2.5%)in excess of the Base Rate as outlined in the Agreement. The interest rate chargeable hereunder shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Base Rate shall be effective hereunder on the first day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each month hereafter at its address set forth above. Accrued but unpaid interest under this Note shall be due and payable on the first day of each month, commencing February 1,2000, and at maturity.

2.0 Schedule of Principal Payments. Principal under this Note shall be due and payable in accordance with the following schedule:

        a. Eleven (11) equal consecutive monthly installment of Twenty Five Thousand Dollars (25,000) the 15th day of each calendar month commencing January 15, 2000, and

        b. a final installment of all remaining principal, accrued and unpaid interest and all other sums payable pursuant to the Agreement on December 15, 2000 unless earlier in accordance with the terms of the Agreement.

3.0 Prepayment. Prepayment may be made under this Note in whole or in part, subject to the Termination Fee, as applicable, as set forth in the Agreement.

4.0 Holder's Right of Acceleration. If the Agreement is terminated for any reason whatsoever, or if there shall occur an Event of Default or if this Note is not paid when due, the entire remaining principal balance and all accrued and unpaid interest and other fees and charges with respect to this Note shall, at FINOVA's option, become immediately due and payable.

5.0 Holder's Right Upon Default. If any Event of Default occurs, then from the date such Event of Default occurs until it is cured or waived in writing,in addition to any agreed upon charges, the principal balance of this Note shall thereafter, at FINOVA's option, bear interest at six percentage point(6.0%) per annum in addition to the rate set forth in Section 1 above, computed on the basis of a year of 360 days and actual days elapsed.

6.0 Additional Rights of Holder. If any installment of principal or interest hereunder is not paid when due, the holder shall have, in addition to the rights set forth herein, in the Agreement and under law, the right to compound interest by adding the unpaid interest to principal, with such amount thereafter bearing interest at the rate provided in this Note.

7.0  General Provisions.

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        7.1 If this Note is not paid when due or upon the occurrence of an
Event of Default, the undersigned further promises to pay all cost of collection, foreclosure fees, reasonable attorneys' fees and expert witness fees incurred by the holder, whether or not suit is filed hereon, and the fees, cost and expenses as provided in the Agreement.

        7.2 The undersigned hereby consents to any and all renewals, replacements and/or extensions of time for payment of this Note before, at or after maturity.

        7.3 The undersigned hereby consents to the acceptance, release or substitution of security for this Note.

        7.4 Presentment for payment, notice of dishonor, protest and notice of protest are hereby expressly waived.

        7.5 The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth on the schedule, calculated and applied to the principal balance of this Note in accordance with the provisions of this Note; (ii) interest after an Event of Default, calculated and applied to the amounts due under this Note in accordance with the provision hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. All examination fees, reasonable attorneys' fees, expert witness fees, collateral monitoring fees, closing fees, Facility Fees, termination Fees, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "Additional Sums"), whether pursuant to this Note, the Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

        It is the intent of the parties to comply with the usury law of the State of Arizona(the"Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law(the"Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, (b) the maturity of indebtedness evidenced by this Note is accelerated in whole or in part, or (c) all or part of the interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event(1) the provisions of this paragraph shall govern and control,(2) neither Borrower nor any other person or entity now or hereafter liability for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, at FINOVA"s option,and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law;(x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to FINOVA from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall, if applicable, apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be Decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

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        7.6  No delay or omission on the part of the holder of this Note in exercising any right shall operate as waived thereof or of any other right.

        7.7 No waiver by the holder of this Note upon any one occasion shall be effective unless in writing not shall it be construed as a bar or waiver of any other right or remedy on any future occasion.

        7.8 Time is of the essence for the performance by the undersigned of the obligations set forth in this Note.

        7.9 Should any one or more of the provisions of this Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

        7.10 This Note cannot be changed, modified, amended or terminated orally.

        7.11 This Note shall be governed by, construed and enforced in accordance with the laws of the State of Arizona, without reference to the principles of conflicts of laws thereof.

        7.12 THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE AND ACKNOWLEDGES THAT LENDER ALSO WAIVES SUCH RIGHT.

        8.0 Security For This Note. This Note is secured pursuant to the Agreement and is subject to all of the terms and conditions thereof, including, but not limited to, the remedies specified therein.

IN WITNESS WHEREOF, this secured Term Note has been executed and delivered as of the date first set forth above.


                                                 DESIGN AUTOMATION SYSTEMS, INC.

                                                 By /s/ [Signature Appears Here]

                                                 Its    President

                                                 Tax I.D.No.:_75-1657943


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